Celebrity Brand Licensing, Llc
5 Doherty Drive
Middletown, NJ 07748

MERCHANDISE LICENSE AGREEMENT

DEFINITIONS

Licensor: Teresa Giudice, LLC

Licensee: Pearlbrite Concepts, inc., 7100 West Camino Real, Suite 302-2
Boca Raton, FL 33433

Effective Date: July 1, 2011

Initial Marketing Date: July 1, 2011

Termination Date: December 31, 2014,

Licensed Trademarks: Teresa Giudice (Or derivative or name to be determined by Licensee and mutually agreed upon by licensor)

Products: Non-Dental Cosmetic Teeth Whitening products

Advertising Materials: Any and all advertising, promotional, packaging, wrapping or labeling materials or activities which mention, depict or reference the Licensed Trademarks and/or Products, including but not limited to media advertising, web pages, public statements and/or press releases, catalogs, sales sheets, package inserts, hangtags, labels and displays.

Territory: US & Territories, Canada, Military Exchanges

Approved Distribution: Food and Drug Mass volume retailers, Spa's, Hair Salons, Dental offices, Business Opportunities, Wedding Planners, Make-up Artists, in home parties, Photographers, Modeling Agencies, Trade Shows, Health Clubs, Medical Facilities, Shopping Malls, Internet, infomercials, etc...

Advance: $12,500.00 and 125,000 shares of Delta Entertainment Group, Inc. common stock to be issued as follows: Teresa Giudice: 87,500; Celebrity Brand Licensing: 37,500

Annual Guarantees:
Year 1: $25,000 (Inclusive of advance, per the above)
Year 2: $50,000
Year 3: $75,000
Total $150,000

Guaranteed Royalty Payment Schedule:
Year 1: $25,000 paid per the above advance schedule
Year 2: $12,500 each quarter beginning January 1, 2013
Year 3: $18,750 each quarter beginning January 1, 2013

Royalty Rate: 8% paid on net sales after company sales of $250,000 annually. Earned royalties recoupable against paid annual guarantees. All royalties paid quarterly by the 30th of the month following each calendar quarter

Additional Terms; Exhibit A are also part of this agreement

IN WITNESS WHEREOF, the parties have agreed to all of the terms and conditions contained in the above Schedule and the attached Standard Terms and Conditions. This Agreement shall consist of the above Schedule, the attached Standard Terms and Conditions and any rider making specific reference to this Agreement attached hereto and signed by authorized representatives of Licensee, Agent and Licensor.

Pearlbute Concepts, inc ; Signature:

Name:
President
Title: 6-13-2011
Date:

Celebrity Brand Licensing Signature:

Name:
President
Title: 6/15/11
Date:

Teresa Giudice Signature:

Name:
President
Title: 6/15/11
Date:

AGREEMENT

Licensor is the sole and exclusive owner of the Licensed Trademarks and all copyrights, derivative works, trade dress, names, symbols, likenesses, designs and other indicia associated with the Licensed Trademarks; and

Licensee desires to manufacture, distribute and sell Products within the Territory, and to use the Licensed Trademarks as a distinctive feature of such Products:

In consideration of the mutual covenants contained herein, Licensor, Agent and Licensee agree as follows:

1. Use of Licensed Trademarks.

(a) Grant of License. Upon execution and delivery of this Agreement by TG Fabulicious (Licensor), Celebrity Brand Licensing (Agent) and Licensee and payment in full of the Advance Royalty by Licensee to Agent, Agent/Licensor will grant to Licensee a non-transferable, non-exclusive license to use the Licensed Trademarks in connection with the manufacture, distribution and sale of Products within the Territory Except for the specific rights granted to Licensee hereby, all rights in and to the Licensed Trademarks are retained by Licensor. Except to the extent set forth in Paragraph 11(a) below, Licensee is prohibited from sublicensing or assigning any rights granted under this Agreement.

(b) Use of Licensed Trademarks. Licensee's use of the Licensed Trademarks must strictly comply with all terms of this Agreement, including all Exhibits hereto. Breach of any term of this Agreement may result in termination by Agent/Licensor pursuant to Paragraph 12.

(c) Prohibited Use of Trademarks. Except to the extent previously and expressly approved by Agent/Licensor in writing, the Licensed Trademarks shall not be used to endorse the Licensee or products (including the Products) or services of Licensee or others, in combination with any other trademark, word, symbol, letter, character, person or design, as part of any company name, or in connection with any product other than the Products. Licensee may not adopt any trademark, trade name, design, logo or symbol, which in Agent/Licensor's opinion is similar to or likely to be confused with or to dilute any of the Licensed Trademarks.

(d) Premiums/Promotional Use. Except to the extent previously approved by Agent/Licensor in writing, Licensee shall not use or sell the Products as premiums or for any other promotional use, including but not limited to self-liquidating programs, joint merchandising programs, tie-ins, giveaways, sales incentive programs, door openers, traffic builders, fund raisers, sweepstakes prizes or any other plan to encourage the sale of the Products or other goods or services of the Licensee or a third party.

(e) Press Releases. Licensee may not make any press release or public statement concerning any Product, Licensor, Agent or this Agreement without the prior written approval of Licensor pursuant to Paragraph 3(b).

(f) Method of Sale/Warranty. Licensee agrees that the Products will be sold, shipped and distributed outright, and may sometimes be sold on an approval, consignment, sale or return basis, at a competitive price that is not substantially above or below the price customarily charged to the trade or to consumers by Licensee or Licensee's direct competitors for similar licensed products. Licensee will not discriminate against the Products by granting commissions or discounts to salespersons, dealers and/or distributors in favor of Licensee's other products. Products shall only be sold to retailers, or to distributors for resale, shipment and/or distribution to retailers, who agree with Licensee to sell such Products to the public in the manner in which merchandise of the same general description is customarily marketed, displayed and sold. Licensee agrees to provide a warranty to purchasers of the Products which is substantially similar to Licensee's warranty of products competitive with Products, and which in no event may be shorter or less comprehensive than Licensee's warranty for other similar items produced by it.

2. Product Quality.

(a) Quality Control Standards. Licensee acknowledges that the Products must be high in quality in order to preserve and maintain Licensor's reputation and the goodwill inherent in the Licensed Trademarks. Licensee further agrees that failure to strictly adhere to Licensor's Licensing Style and any use of the Licensed Trademarks in connection with material which is unethical, immoral, or offensive to good taste, will impair the value and goodwill associated with the Licensed Trademarks and Licensor's licensing program in general. Therefore, failure to strictly adhere to the Style Guide, other use of the Licensed Trademarks which is unethical, immoral or offensive to good taste such that it tends to impair their value, or failure to conform the Products or Advertising Materials to the approved samples pursuant to Paragraph 3, will constitute material breach of this Agreement and shall be grounds for immediate termination pursuant to Paragraph 12(b).

(b) Provision of Production Samples. In addition to the samples required by Paragraph 3, Licensee will furnish free of charge to Licensor twelve (12) samples of each approved Product, taken from the first production lot of each Product. Upon Agent/Licensor's written request, once per calendar year Licensee will furnish free of charge an additional twelve (12) such production samples of each Product.

(c) Inspections. Upon written notice from Agent, Licensee shall permit representatives of Agent to enter Licensee's premises and plant(s) during normal business hours for the purpose of inspecting Licensee's plant(s), equipment, records, operation and supplies which relate to the manufacture, distribution and sale of the Products.

(d) Changes in Style Guide/ Trademarks, Logos, Art, etc. (designs). Agent/Licensor may from time to time to change, withdraw or supplement the designs or its approval of samples previously authorized for use and sale by Licensee pursuant to Paragraph 3. Licensee shall have a reasonable period of time to dispose of its existing inventory of Products, but otherwise agrees to implement all changes to the Standards immediately and at its own expense.

(e) Product Warranty. Licensee represents and warrants that the Products will be of high quality in design, material and workmanship which is at least equal to comparable products marketed by Licensee, that all Products will be suitable for their intended purpose, that no injurious, deleterious or toxic substances will be used in or on the Products, that the Products will not cause harm when used in a foreseeable manner, and that Licensee at its own expense will comply with all applicable laws, governmental standards and regulations, including but not limited to those relating to the operation of Licensee's plants and/or the manufacture, sale, testing, labeling or distribution of the Products.

3. Approval Procedures.

(a) Approval of Product Samples. Prior to producing or offering any Product for sale, Licensee will submit to Licensor's Agent three (3) identical production samples of the proposed Product and complete a Creative Approval Form which, among other things, identifies the manufacturer and the city and country in which the Product will be manufactured. Licensor has sole discretion to approve, reject or seek modification of the samples and/or manufacturer. Licensee shall not take further action unless and until Agent/Licensor grants its written approval of the samples. (which shall be promptly given within 10 working days or sooner or disapproved) If Licensee distributes or sells any Product prior to obtaining Agent/Licensor's written approval therefore, then Agent/Licensor may terminate this Agreement immediately upon written notice to Licensee.

(b) Approval of Advertising Materials. Prior to producing or offering any Product for sale or making any press release or public statement concerning any Product, Licensor, Agent or this Agreement, Licensee will submit to Licensor's Agent three (3) identical printed samples of all proposed Advertising Materials and complete a Creative Approval Form which, among other things, completely describes the proposed use therefore including the media in which the items will run and the duration of such proposed use. Any approval of Advertising Materials will extend only to the proposed uses described on the Creative Approval Form and will not be deemed approval for any other uses. Agent/Licensor has sole discretion to approve, reject or seek modification of the proposed Advertising Materials and/or their proposed use. Licensee shall not take further action unless and until Agent/Licensor grants its written approval of the samples and Licensee's proposed use. (which shall be promptly given within 10 working days or sooner or disapproved) If Licensee distributes or uses any Advertising Material prior to

obtaining Agent/Licensor's written approval therefore, then Agent/Licensor may terminate this Agreement immediately upon written notice to Licensee.

(c) Approval Standards/Conformance with Standards. Agent/Licensor may, in its sole discretion, approve or disapprove any proposed Product or Advertising Material. If Agent/Licensor's written approval is obtained, then Licensee agrees that the Products and Advertising Materials will not deviate from the approved samples. The determination and judgment as to whether the Products and/or Advertising Materials conform to the approved samples shall rest solely with. Failure by Licensee to conform the Products and Advertising Materials to the approved samples will constitute as a material breach of this Agreement, which may result in immediate termination pursuant to Paragraph 12(b).

(d) Time for Approval. Agent/Licensor will use reasonable efforts to approve or disapprove in writing any proposed Products and/or Advertising Materials within ten (10) business days of Licensor's Agent's receipt thereof. Failure to approve or disapprove in writing within such period shall be deemed disapproval, unless Agent/Licensor subsequently notifies Licensee in writing of its approval.

(e) Translations. Licensee must provide an accurate English translation of any non-English language proposed to be used, on or in connection with any Product or Advertising Material. Such translation shall be attached to the Creative Approval Form to which it relates, and shall be duly certified by the translator. Licensee shall pay all costs incurred in obtaining such translations.

4. Sale of Products.

(a) Initial Approval, Marketing and Sale. Licensee agrees to initiate marketing and sales of every Product in every country of the Territory on or before expiration of the Initial Marketing Date. If Licensee has not begun the marketing and sale of an approved Product in any country in the Territory within sixty (60) days after expiration of the Initial Marketing and Sale Date, then Agent/Licensor may terminate this Agreement immediately upon written notice pursuant to Paragraph 12(b), or terminate licensed rights for that specific category or product not marketed by the Initial Marketing and Sale Date.

(b) Exploitation of Rights. Throughout the Term of this Agreement Licensee will diligently and continuously distribute, ship and sell all of the Products in all countries of the Territory and will exercise its best efforts to advertise and promote the Products so as to maximize the sale of Products in the Territory and to manufacture Products in sufficient quantities to meet the reasonably anticipated demand in the Territory. If after expiration of the Initial Marketing Date the Licensee fails for a period of more than sixty (60) days to continue to sell, ship and distribute such Products throughout the Territory, then Agent/Licensor may terminate this Agreement immediately upon written notice pursuant to Paragraph 12(b), or terminate licensed rights for that specific category or product not marketed by the Initial Marketing and Sale Date.

(c) Sales to Licensor. Upon Agent/Licensor's written request, Licensee agrees to sell to Licensor up to one hundred (100) units of each approved Product at Licensee's cost for such Product. No royalties will be due on any sales to Licensor.

(d) Restricted Distribution Outlets. Unless expressly authorized by this Agreement or to the extent specifically approved in writing by Agent/Licensor, Licensee will not engage in retail sales of the Products and will not directly sell, distribute or otherwise exploit, or authorize, or attempt to or purport to authorize, the use, sale, distribution or other exploitation of the Products or knowingly sell or distribute the Products to any third party that intends to use, sell, distribute or otherwise exploit the Products door-to-door or via direct mail order response, via broadcast or electronic communications media (including, without limitation, broadcast transmission, cable television, direct broadcast satellite, fiber-optic or wire pathway, microwave transmission, telephone line or any other means or methods now known or hereafter devised) which are deemed reserved distribution channels for Licensor; provided, however, that such usage on broadcast or electronic communications media may be authorized, with written approval by Agent/Licensor, but only for the purpose of advertising and promoting the Products so long as direct sales (e.g., direct response, eCommerce, etc.) are not offered or made. (Nothing in the foregoing shall prohibit general advertising or direct sales to consumers through the internet (see term sheet)

(e) Sales/Marketing information. In addition to the quarterly reports required by Paragraph 10(d), Licensee annually will, at Agent/Licensor's request, provide to Agent/Licensor all requested information which it can reasonably obtain from purchasers, distributors and/or retailers of the Products concerning sales of the Products and/or the identifying or demographic characteristics of purchasers or prospective purchasers of the Products, including but not limited to all wholesale price, warranty registration and market research information relating to the Products, subject to any applicable non-disclosure agreements with respect to such requested information.

5. Protection of the Licensed Trademarks.

(a) Registrations/Recordation. Licensor may, in its sole discretion, file applications to register any trademark, design mark, copyright pertaining to the Products and/or the Licensed Trademarks, and/or to record this Agreement, in any state and/or country. Such filings may be made in the name of Licensor or in the name of an appropriate third party selected by Licensor. Licensee agrees to provide and/or execute any documentation reasonably requested by Agent/Licensor in relation to any such filing. Licensee may not file any application for registration, which in any way pertains to the Licensed Trademarks.

(b) Trademark Use For Licensor's Benefit. All use and any goodwill created by such use by Licensee of the names, symbols, designs and other works associated with the Licensed Trademarks shall inure solely to the benefit of Licensor, which shall own all trademark rights, copyrights and derivative rights created by Licensee's use, if any.

(c) Display of Licensed Trademarks; Legal Notices. Licensee agrees to use the Licensed Trademarks properly, in a larger or bolder type than the generic name of the Products (e.g., clothes, watch, etc.) and other text appearing in conjunction with the Trademarks, and not as the generic name of the Product. Licensee also will comply with all of Agent/Licensor's other instructions relating to the use and display of the Licensed Trademarks, including but not limited to placing the following trademark and copyright notice upon all Products and Advertising Materials: TG Fabulicious or Fabulicious. Licensee acknowledges that this trademark and copyright notice must be permanently affixed to all Products and Advertising Materials and to any portions of Products or Advertising Materials intended to be used separately by the ultimate purchaser or user. Such notice must be sufficient in size, legibility, location and permanence to comply with United States copyright laws, the copyright notice requirements of the Universal Copyright Convention, and the instructions of Agent/Licensor. Licensee agrees that it will not affix to the Products or the Advertising Materials a copyright or trademark notice in its name or in the name of any other person, firm or corporation, without the prior written approval of Agent/Licensor.

(d) Assignment by Licensee. To the extent Licensee might be deemed to have acquired any right or interest in any of the Licensed Trademarks via its use thereof, Licensee hereby assigns and transfers all such rights and interests to Licensor, together with the goodwill of the business to which they pertain. Licensee further assigns and transfers to Licensor its entire worldwide right, title and interest in and to all marks, trade dress, copyright, works, new works, derivative works and/or joint works heretofore or hereafter created which depict all or any portion of the Licensed Trademarks. Licensee will not permit any of its employees to obtain or reserve any rights as "authors" of such works. If any person or entity makes or has made any contribution to the creation of any work, so that they might be deemed to be an "author" under applicable copyright law, then Licensee will obtain from all such parties a full assignment of those parties' rights to ensure that the foregoing assignment by Licensee vests in Licensor all rights in such works, free of any claim, interest or right of any other party. Licensee further agrees to furnish Agent/Licensor with full information concerning the creation of new works and/or derivative works and with copies of assignments of rights obtained from other parties.

(e) Acknowledgment of Validity. During the term of this Agreement and forever thereafter, Licensee shall not dispute or impugn the validity of the Licensed Trademarks, or Licensor's sole ownership and right to use and control the use thereof, and will not in any way impair Licensor's rights thereto.

6. Infringement; Claims Procedures; Non-Assertion/Transfer.

(a) Infringement By Third Parties. If Licensee learns that a third party has made or intends to make any unauthorized use of any right granted to Licensee hereunder, then Licensee agrees to give Agent/Licensor written notice of all information pertaining to such use or intent, within five (5) days. Agent/Licensor in its sole discretion will decide what if any action to take. Licensee agrees not to make any demands or claims, bring suit, effect any settlement, or take any other action in relation to such use without the prior written consent of Agent/Licensor. Licensee agrees to cooperate with Agent/Licensor in connection with any action taken by Agent/Licensor to terminate any alleged infringement at Licensor's cost. In connection with actions brought by agent/Licensor which effect Licensed Products, any recovery against a third party infringement, net of the expenses associated with the litigation, shall be allocated between the Agent/Licensor and Licensee based upon their respective interests therein.

(b) Claims By Third Parties. If Agent/Licensor or Licensee learns that another party has or claims rights which would or might conflict with the proposed or actual use of some or all of the Licensed Trademarks, or names or designs similar thereto, and if Agent/Licensor in its sole discretion considers such action necessary or desirable to resolve or settle the claim or suit or to eliminate or reduce the threat of a claim or suit by such party, then Licensee agrees either to make reasonable modifications in its use of the Licensed Trademarks as requested by Agent/Licensor, or to discontinue the use of the allegedly infringing part of the Licensed Trademarks in the country of the Territory in question on the particular Products which are involved. Licensor may participate fully at its own expense in the defense of any claim or suit instituted against Licensee with respect to the use of the Licensed Trademarks by Licensee. In no event may Licensee acknowledge the validity of such a claim, seek or obtain a license from such a third party, or take any other action which might impair the ability of Licensor to contest the claim. In connection with actions brought by Agent/Licensor which effect Licensed Articles, any recovery against a third party infringement, net of the expenses associated with the litigation, shall be allocated between the Agent/Licensor and Licensee based upon their respective interests therein.

(c) Notice of Claims. With respect to any claim contemplated by this Paragraph, each party agrees promptly to notify and keep the other party fully advised with respect to such claim and the progress of any resulting suits in which the other party is not participating.

Licensor will be responsible for the licensed trademark claims by Third Parties, up to the royalties paid by licensee.

(d) Non-Assertion/Transfer. Licensee agrees not to claim or otherwise assert any Intellectual Property Rights relating to any Product in any proceeding against Licensor or any of its parents, subsidiaries, successors, assigns, officers, directors or employees. For purposes of this Paragraph, "Intellectual Property Rights" means any and all rights, titles and interests, whether foreign or domestic, in and to any and all trade secrets, patents, copyrights, service marks, trademarks, know-how, or other intellectual property rights, as well as any and all moral or personal rights, rights of publicity and similar rights of any type under the laws or regulations of any governmental or regulatory authority, foreign or domestic. Licensee further agrees that it will not sell, assign, encumber, grant an exclusive license to, grant any enforcement rights to, or otherwise transfer to any third party ("Transfer") any of Licensee's Intellectual Property Rights relating to any Product unless all covenants of this Paragraph run with such Transfer and transferee agrees in writing to be bound by all covenants of this Paragraph. Licensee agrees that any Transfer in derogation of the foregoing shall be null and void. Neither this Agreement nor any of the covenants made by Licensee in this Paragraph shall affect, and none of them may be used to support, the validity of any of Licensee's Intellectual Property Rights, and neither this Agreement nor any of the covenants made in this Paragraph shall in any way be used to support any allegation that Licensor or any of its parents, subsidiaries, successors, assigns, officers, directors or employees, infringe any of Licensee's Intellectual Property Rights. Licensee acknowledges and agrees that it may not, and it may not authorize any employee, independent contractor or third party to, file or register for any patent, copyright, trademark, trade dress or service mark protection in any country with respect to any Product or Advertising Material, without Agent/Licensor's prior written approval. Notwithstanding anything to the contrary contained in this Agreement, the covenants contained in this Paragraph will survive the expiration or termination of this Agreement for any reason.

7. Representations and Warranties:

(a) Licensee. Licensee represents and warrants all of the following:

(i) Licensee is a company duly organized, validly existing and in good standing under the laws of the state and/or country of its principal office, with full power and authority to execute and deliver this Agreement and to perform its obligations, and maintains its principal executive office at the address set forth herein. The execution, delivery and performance of this Agreement have been duly authorized by all necessary actions of Licensee including, without limitation, approval by the Board of Directors and, if necessary, stockholders, and this Agreement constitutes a valid and binding obligation of Licensee enforceable against Licensee in accordance with its terms.

(ii) Licensee will comply with and act in accordance with (A) any and all applicable laws and other legal obligations of or in the License Territory including, without limitation, local, state and federal directives, rules, assessments, regulations, filing requirements, ordinances, statutes, codes, judgments and civil or common law; (B) conventions and treaties to which the United States or any legal subdivision thereof is a party; and (C) industry and trade-association standards, rules or regulations (individually and collectively, "Law" or "Laws"). In addition, Licensee will comply with all manufacturing, distribution, retail and marketing policies and strategies which are promulgated by Agent/Licensor from time to time.

(iii) The making of this Agreement by Licensee does not violate any agreement, right or obligation between Licensee and any other person, entity, firm or corporation, and the permission and/or agreement of no other person, entity, firm or corporation is required to execute this Agreement or perform the obligations herein.

(iv) Neither the execution and delivery of this Agreement nor the performance of any or all of the terms, obligations and services herein will (A) breach, be in conflict with or constitute a default under any agreement or commitment to which Licensee is a party; (B) violate any Law applicable to Licensee; or (C) incur for or involve Licensor or Licensor's Agent in any liability whatsoever.

(v) The consent of no other entity or person is required for Licensee to fully perform all of its obligations or services herein.

(vi) The Licensed Products and all Advertising Materials will be of high quality in design, material and workmanship and suitable for their intended purpose; no injurious (physically, socially or educationally), deleterious or defamatory material, writing or images will be used in or on the Licensed Products or Advertising Materials; the Licensed Products will be merchantable and fit for the intended use herein, will in all respects be safe to consumers and will be manufactured and distributed as follows: (A) without the use of child labor (the term "child" is defined in the Code of Conduct at Exhibit B; (B) in an environment providing workers and employees with a safe and healthy workplace in compliance with all applicable Laws; (C) employing only persons whose employment is voluntary and not using prison labor or corporal punishment (or other forms of mental or physical coercion) as a form of discipline for workers or employees; (D) complying with all applicable wage and hour Laws, including minimum wage, overtime and maximum hours, and utilizing such other fair employment practices as defined by applicable Laws; (E) not discriminating in its hiring and employment practices on the grounds of race, religion, national origin, political affiliation, sexual orientation, gender or any criteria protected by applicable Law; (F) complying with all applicable environmental and animal cruelty Laws; and (G) in full compliance with the Code of Conduct at Exhibit B.

(vii) Licensee will undertake a level of customer service and provide warranties to consumers at least as favorable as is standard in its industry.

(viii) No person or entity other than Licensor has or will have any right, title or interest in or to the Licensed Trademarks which is or may become prior, superior or equal to the right, title or interest of Licensee therein or thereto unless Approved by Agent/Licensor, such approval not to be unreasonably withheld if such party is financially responsible, not a competitor of Licensor and assumes all Licensee's obligations here in writing.

(ix) There is no pending or threatened litigation which may affect the legality, validity or enforceability of this Agreement or any of the transactions contemplated herein or Licensee's ability to fully perform its obligations herein.

(x) Licensee will not misuse or take any action or conduct its operations in such manner as to bring public ridicule, contempt, censure, obloquy or disparagement upon itself, the Licensed Products, Licensed Property, Licensor, Licensor's Agent, Licensor's name and/or logo, and/or any other property of Licensor.

(xi) Licensee has paid or will pay any and all re-use and/or license fees to the appropriate person or entity (which fees may include a calculation and payments in satisfaction of pension and welfare obligations) and has obtained or will obtain written and executed authorizations for such use from the person or entity having the right to grant such permissions.

(xii) None of the representations or warranties made by Licensee in this Agreement as of the date hereof and none of the statements contained in any agreement or other document or report furnished by or on behalf of Licensee to Agent/Licensor in connection with this Agreement contain any untrue statement of a material fact or omit any material fact necessary to make such statements accurate in light of the circumstances under which they were made.

(xiii) Licensee will not attack the title to or any rights of the Licensor in and to the Licensed Property or Licensed Products or attack the validity of this Agreement.

(xiv) Licensee will exercise its best efforts to manufacture sufficient quantities of the Licensed Article(s) to fill all orders and to meet the market demand in the License Territory (based on projected or estimated sales therein), will maintain the highest standards of quality and quality control, and will diligently and continuously distribute and offer for sale the Licensed Article(s) and fulfill all orders for the Licensed Article(s). Licensee will not manufacture quantities of the Licensed Article(s) during the License Term which it does not reasonably expect to sell during the License Term and will not manufacture any additional quantities of Licensed Article(s) during any applicable Sell-off Period herein.

(b) Licensor. Licensor represents and warrants all of the following:

(i) It owns or controls the rights granted herein. Subject only to Licensee's right of indemnification from Licensor as set forth herein, Licensee's obligations under this Agreement will in no event be diminished or deferred in the event that the Licensee is being sued by a third party for copyright or trademark infringement or any other matter arising out of this Agreement and, further, Licensee agrees that it will not assert the tendency of such claim as an offset against or to avoid any of its obligations under the terms of this Agreement.

(ii) It is a company duly organized, validly existing and in good standing under the laws of the state and country of its principal office, with full power and authority to execute and deliver this Agreement and to perform its obligations, and maintains its principal executive office at the address set forth hereinabove.

(iii) It does not make any warranties or representations as to the popularity, success, viewer-ship or continuing exploitation of or marketing and advertising budget with respect to the Licensed Property and makes no warranty or representation as to the amount of gross sales, Net Sales or profits Licensee will derive under this Agreement from the sale or distribution of the Licensed Products.

8. Indemnification.

(a) Licensee's Indemnification. Licensee agrees to indemnify and hold Licensor and Licensor's Agent harmless from any and all claims, liabilities, judgments, penalties, losses, costs, damages, attorneys' fees and expenses which arise from or relate to any of the following or allegations of any of the following: (i) any injury or damage caused directly or indirectly either by any Product or by the manufacture, promotion, marketing, distribution, sale or use of any Product; (ii) any act or omission by Licensee or any of its subsidiaries, manufacturers, distributors, agents or representatives, or any of their employees or agents; (iii) Licensee's failure to comply strictly with any term hereof; (iv) Licensee's breach of any of its representations and/or warranties set forth herein; or (v) the exercise by Agent/Licensor of its termination rights in Paragraph 11(b) against third parties appointed by Licensee to manufacture or distribute any Product. The

obligations of Licensee under this Paragraph 8(a) shall survive termination of this Agreement.

(b) **Licensor's Indemnification.** Provided that all use of the Licensed Trademarks by Licensee has been in substantial compliance with the terms of this Agreement, Licensor agrees to indemnify and hold Licensee harmless, up to the amount of Earned and/or paid Royalties, from any and all claims, liabilities, judgments, penalties, losses, costs, damages, attorneys' fees and expenses arising from a third party that alleges rights in the Licensed Trademarks as used on the Products in the Territory. Or any other breach of representation or warranty by Licensor in this agreement.

9. **Insurance.**

(a) Insurance Required. In addition to its indemnity obligations pursuant to Paragraph 8(a) above, throughout the term of this Agreement and thereafter so long as Products are in use by consumers, Licensee agrees to obtain and maintain at its own cost a Comprehensive General Liability Policy including coverage for bodily injury and property damage liability, product liability, personal injury, and contractual liability. The limit of Liability shall be at least $25,000,000 each occurrence and aggregate. Licensee also agrees to obtain and maintain a policy of Professional Liability or Errors & Omissions which shall include coverage for actual or alleged infringement of intellectual property of another, including but not limited to misappropriation of information or ideas, trade secrets, trademark, copyright, trade dress or patent rights, and shall have a minimum limit of liability of $12,000,000 for each claim and $25,000,000 in the aggregate. Such insurance policies must be in a form acceptable to Agent/Licensor and must be issued by an insurance company rated "B" or higher by Moody's and otherwise acceptable to Agent/Licensor. Such insurance policies must generally hold harmless and provide for the defense and indemnity of Licensor and its Agent and affiliates as to any and all claims arising out of the manufacture, promotion, marketing, distribution, sale or use of any Product. Such insurance policies must expressly include: 1) a provision naming Licensor, its subsidiaries and affiliates, and their directors, officers, Agents, employees, assignees and successors as additional named insureds; 2) a provision that such insurance will be deemed primary insurance, and any insurance obtained by Licensor, if any, will be deemed excess insurance; and 3) coverage for Licensee's obligation to indemnify Licensor in accordance with Paragraph 8(a), above. This Paragraph in no way limits Licensee's obligation to fully indemnify Agent/Licensor pursuant to Paragraph 8(a).

(d) Certificate of Insurance. No later than thirty (30) days from the Effective Date and at least once annually thereafter, and pursuant to the notice provisions of paragraph 13(e), Licensee or its carrier shall provide a proper certificate of insurance to Agent/Licensor which confirms that the aforementioned insurance policy has been issued, is in full force and effect, and provides sufficient minimum coverage as required by this Paragraph 9, and which states that the carrier will give Agent/Licensor sixty (60) days prior written notice of any proposed renewal, cancellation, modification, or reduction in coverage of any such policy. In no event may Licensee manufacture, offer

for sale, sell, advertise, promote, ship and/or distribute any Product prior to the receipt by Agent/Licensor of a certificate of insurance which strictly complies with this Paragraph.

10. Royalties.

(a) Advance and Guarantee. Licensee will pay Agent the Advance on or before the Effective Date, and will pay Agent the Guarantee prior to the Termination Date. On the Termination Date, if the Advance and Earned Royalties paid to Agent are less than the Guarantee, then Licensee shall immediately pay the difference to Agent. Only the Advance Royalty, and Earned Royalties on Products shipped prior to the Termination Date to persons or entities in the Territory, will be credited against the Guarantee. No portion of the Advance or Guarantee will be refundable to Licensee unless there is a breach by Licensor.

(b) Earned Royalty. Licensee agrees to timely pay Agent the Earned Royalty on Net Sales of the Products. Earned Royalties initially will be credited against the Advance paid by Licensee until the Earned Royalties equal the Advanced paid, and then will be payable to Agent each subsequent quarter in accord with this Paragraph 10. "Net Sales" is defined as Licensee's total invoice price of Products sold during the reporting period less actual returns of defective Products, credits given to customers in lieu of such returns provided such credits are not used for purchase of Products and trade discounts. The total of such returns, trade discounts and/or credits may not exceed ten percent (10%) of Net Sales in any reporting period (any amount in excess of ten percent [10%] will not be applicable against or carried over to subsequent quarters). A sale shall be deemed to have occurred when the Products are shipped, transferred or invoiced by Licensee, whichever occurs first. If Products are transferred for non-monetary consideration, then such Products shall be deemed to have been sold at Licensee's list price as last reported to Agent pursuant to Paragraph 10(d).

(c) Deductions. There will be no deduction from royalties for uncollectible accounts taxes based on Licensee's income or sales, fees, assessments or other expenses of any kind which may be incurred or paid by Licensee in connection with performance of this Agreement. It is Licensee's sole responsibility and expense to obtain the approval of any foreign authorities and to take whatever steps may be required to effect the timely payment of royalties to Agent.

(d) Reports and Payments. Licensee shall provide Licensor and Licensor's Agent with a quarterly report of all transactions relating to all Products. Reports shall be due fifteen (15) days after the end of each calendar quarter. Licensee shall forward the original report to Licensor's Agent, with copy to Licensor. Each quarterly report shall provide a complete statement, duly certified by an officer of Licensee to be accurate, which states the following: 1) the number of each approved Product sold in each country in the Territory during the calendar quarter in question; 2) Licensee's standard list price for each Product in each country in the Territory; 3) the total Gross Sales for each Product; 4) the quantity, invoice price, wholesale price and current status of any premium or promotional Product distributed pursuant to Paragraph 1(d); 5) the quantity, price and current status of Product returned by customers and deducted from Earned Royalties pursuant to Paragraph 10(b), including the customer's asserted reasons for such returns; and 6) any other information reasonably requested by Agent/Licensor. The first quarterly report and every fourth report thereafter shall also include all sales and marketing information annually required pursuant to Paragraph 4(e). All monetary amounts shall first be stated in the currency in which the sales were actually made, with the equivalent amount stated in United States dollars or other currency in which royalties are being paid, the date that currency conversion was made, and the actual rate of exchange used in making the conversion. If there were no transactions relating to any or all of the Products during the quarter, then Licensee's report shall so indicate and shall provide a complete statement of all reasons therefore. Payment for all Earned Royalties shall accompany each report, payable in U.S. dollars unless otherwise specified in writing by Agent/Licensor.

(e) Taxes. If any taxes imposed by governments other than the U.S. are required to be paid and in fact paid by Licensee, which taxes are based solely upon funds paid to Agent (which shall not include any taxes on the net income of Licensee), then Licensee may deduct the amount of such payment from the royalty payment then due, provided that Licensee must furnish Agent/Licensor with documentation sufficient to enable Agent to receive credit for all such taxes from the U.S. government, and provided that Agent is legally entitled to claim the benefit of such credit. Licensee agrees to reimburse Agent for all taxes withheld from royalties but not in fact fully credited to Agent by the U.S. government.

(f) Retention of Records. During the term of this Agreement and for two (2) years thereafter, Licensee shall keep at Licensee's principal office full and accurate books of account and copies of all documents and other material necessary to enable a ready determination of Licensee's royalty obligations to Agent. Agent/Licensor or its designee shall have the right to audit and make copies of such books, documents and other material, and shall have access thereto during ordinary business hours but in no event more than two (2) times per year unless a discrepancy has been found in a previous audit. At Agent/Licensor's request, Licensee shall provide a qualified employee to assist in the understanding and examination of Licensee's records.

(g) Audits. If any audit of Licensee's books and records reveals that Licensee has failed properly to account and pay royalties owing to Agent hereunder, and the amount of any royalties which Licensee has failed properly to account for and pay for any quarter exceeds by five percent (5%) or more the royalties actually accounted for and paid to Agent for that quarter, then Licensee immediately shall pay Agent all past due royalties and reimburse Agent for its expenses incurred in conducting the audit, together with interest on the overdue royalties accrued from the date such royalties should have been paid to Agent to the date such royalties are actually paid to Agent at an annual rate of two percent (2%) over the "prime rate" as published from time to time in the Wall Street Journal.

11. Sublicensing to Manufacturers and Distributors.

(a) Sublicense Agreements. Subject to Agent/Licensor's written approval, Licensee may sublicense others either to manufacture the Products or components thereof for the exclusive distribution, sale and/or use by Licensee, or to distribute Products made by or for Licensee and sold to such distributor. Agent/Licensor has sole discretion to approve or reject the grant and/or terms of any sublicense to any manufacturer and/or distributor. Licensee agrees to enter into a written sublicense agreement with each and every manufacturer and distributor of any Product and agrees to incorporate into each such sublicense all of the provisions contained in this Agreement which relate to the quality, production, distribution or sale of the Products or are otherwise relevant to the third party's performance as distributor or manufacturer, including but not limited to the Code of Conduct discussed in Paragraph 11(b). Any breach by a manufacturer or distributor contracted to Licensee will be considered a breach of this Agreement by Licensee. Each written sublicense agreement must expressly provide that: (i) Agent/Licensor is a third party beneficiary of the Licensee's contract with the manufacturer or distributor; (ii) Agent/Licensor's rights as an intended third party beneficiary vest immediately upon execution of the sublicense; and (iii) Agent/Licensor will not be subject to any claims or defenses under the sublicense agreement that the manufacturer or distributor may have against Licensee. Licensee agrees to furnish Licensor's Agent, within ten (10) days of execution, a complete copy of each written sublicense agreement and all exhibits or attachments thereto.

(b) Code of Conduct for Manufacturers and Distributors. In every written sublicense agreement permitted by Paragraph 11(a), Licensee further agrees to provide that the manufacturer and/or distributor strictly comply with the Code of Conduct for Manufacturers and Distributors attached hereto as Exhibit B, to which Licensee and all sub-licensees are expressly bound hereby. Any breach by a manufacturer or distributor contracted to Licensee will be considered a breach of this Agreement by Licensee. In the event the manufacture or distribution of Products otherwise violates ethical, moral or legal standards such that the value and goodwill associated with the Licensed Trademarks is impaired in any way, Licensee agrees to take all steps reasonably necessary to immediately rectify such situation and repair that goodwill.

(c) Enforcement of Sublicense Agreements. Licensee shall strictly enforce against its manufacturers and distributors all of the provisions of this Agreement which protect any of Licensor's rights, shall advise Agent/Licensor of any violations thereof and of corrective actions taken by the Licensee and the results thereof, and at the request of Agent/Licensor shall terminate any such agreement if any manufacturer or distributor breaches any obligation undertaken by Licensee herein and does not cure same within fifteen (15) days after Licensee learned of (or reasonably should have known of) such breach. If Licensee fails to give notice of termination to the other party within twenty (20) days of Agent/Licensor's written request, then Licensee hereby irrevocably appoints Agent/Licensor as its attorney-in-fact to terminate the contract in the name of Licensee.

12. Term and Termination.

(a) Term. This Agreement shall terminate on the Termination Date set forth on page one hereof, subject to all other provisions herein.

(b) Immediate Right of Termination. Agent/Licensor shall have the right to terminate this Agreement immediately upon written notice to Licensee, if Licensee:

(i) breaches any provision of Paragraph 2; (subject to a 30 day cure period)

(ii) becomes subject to any order of any governmental agency involving the recall of any Product;

(iii) makes, sells, offers for sale, distributes or uses any Product or item of Advertising Material without having the prior written approval of Licensor or Licensor's Agent as required by Paragraph 3;

(iv) fails to timely market every Product in every country of the Territory as required by Paragraph 4(a) or to continue such sales as required by Paragraph 4(b);

(v) breaches any provision of Paragraph 5;

(vi) breaches any provision of Paragraph 9; (subject to a 15 day cure period)

(vii) breaches any provision(s) of Paragraph 10 on more than one occasion during any twelve month period; or

(viii) is unable to perform for reasons described in Paragraph 13(a) for a period in excess of sixty (60) days.

(c) Termination on Thirty Days Notice. If Licensee breaches any of the terms of this Agreement other than those specified in Paragraph 12(b) above, and fails to cure the breach and to provide Agent/Licensor with written notice of all steps taken to cure the breach within thirty (30) days after receiving written notice thereof, then this Agreement will terminate at the end of such thirty (30) day notice period.

(d) Bankruptcy or Insolvency. Agent/Licensor may terminate this Agreement if: (i) Licensee becomes insolvent, or a petition in bankruptcy or for reorganization is filed by or against it, or any insolvency proceedings are instituted by or against it, or (ii) Licensee makes an assignment for the benefit of its creditors, is placed in the hands of a receiver, or liquidates its business. If Agent/Licensor terminates this Agreement, then Licensee, its receivers, trustees, assignees or other representatives shall have no right to sell, exploit or in any way deal with the Products, Licensed Trademarks or Advertising Materials, without prior written consent of Agent/Licensor.

(e) Effect of Termination. Termination of this Agreement shall be without prejudice to any rights or claims which Agent/Licensor may otherwise have against Licensee, including, without limitation, the right of Licensor and its Agent to indemnification pursuant to Paragraph 8(a), which rights and claims against Licensee shall survive such termination. Upon termination of this Agreement for any reason (other than termination pursuant to Paragraph 13(a) hereof) all royalties on sales theretofore made shall become immediately due and payable to Agent, including the Guarantee. Notwithstanding the foregoing, Licensee shall have the right to immediately terminate this Agreement if any warranties and representations of Licensor concerning its interest in the Property are false and Licensee shall be relieved only of its obligation to pay any remaining Guarantee to Agent, and Licensee waives any right to claim any other damages in connection with such termination.

(f) No Use of Trademarks Upon Termination. Subject to the provisions of Paragraph 12(g), immediately upon termination of this Agreement for any reason, Licensee agrees to discontinue manufacturing, selling, advertising, distributing and using all Licensed Trademarks, Products and Advertising Materials, to turn over to Agent/Licensor or to destroy any molds, dies, patterns or similar items from which the Licensed Products and Advertising Materials were made, and to terminate all agreements with manufacturers, distributors or others which relate to the manufacture, sale, distribution or use of the Licensed Products. Licensee can still make unlicensed products.

(g) Disposition of Inventory Upon Expiration. Notwithstanding the provisions of Paragraph 12(f), if this Agreement terminates for any reason other than breach by Licensee or Licensee's approved sub-licensee, then for up to ninety (90) days the Licensee may continue to sell any Products on hand or in the process of manufacture on the date of such termination, provided that Licensee make timely payment of royalties to Agent on any such sales and strictly complies with all other terms of this Agreement. Sales during this period will not offset the guarantee or advance. Furthermore, any such sell-off right is also conditioned upon Licensee's providing Agent/Licensor with an accurate inventory of all Products on hand on the date of termination, within twenty (20) days of that date, and upon Agent/Licensor's right to conduct a physical inventory in order to verify Licensee's inventory. If Licensee fails to timely provide such inventory to Agent/Licensor, and/or refuses to permit Agent/Licensor to conduct a physical inventory, then Paragraph 12(f) will control. Upon expiration of the sell-off period, all remaining Products shall at Agent/Licensor's discretion be sold to Agent/Licensor at Licensee's direct cost of manufacture, excluding overhead, or be destroyed with a sworn certificate of destruction to be provided to Agent/Licensor.

13. General Provisions.

(a) Force Majeure. Neither party will be liable to the other for any loss or injury incurred or damages sustained due to a failure on the part of a party to perform under this Agreement, except Licensee's failure to make timely payments to Agent as provided in Paragraph 10, if such failure to perform results solely from terrorist activities, war, riot, labor strike or lock-out, governmental control or regulation, fire, flood, hurricane, earthquake or other act of God. Upon termination of the Agreement by Agent/Licensor pursuant to this Paragraph 13(a), there shall be no obligation to make any remaining Guarantee payments.

(b) Captions. The captions in this Agreement are for convenience only and may not be considered a part of, or be deemed to affect the construction or interpretation of, any provision of this Agreement.

(c) Final Agreement/Modification of Agreement. This Agreement including the license term sheet sets forth the entire and final agreement and understanding of the parties with respect to the subject matter hereof. Any and all prior agreements or understandings, whether written or oral, with respect to the subject matter of this Agreement are terminated and superseded in their entirety by this Agreement. Licensee hereby acknowledges that Licensor, Licensor's Agent and/or any of their subsidiaries, affiliates, directors, officers, agents, employees, assigns or successors have made no representations or warranties to Licensee other than as expressly set forth herein, and that Licensee has not relied and is not entitled to rely on any other representations or warranties relating to the subject matter hereof. This Agreement may not be modified or amended except by an instrument in writing specifically referring to this Agreement and executed by all parties hereto.

(d) No Waiver. Any waiver or forbearance by any party of any right to enforce any provision of this Agreement must be in writing executed by the waiving party, which writing shall not be deemed to constitute a waiver or estoppel of such party's right to enforce such provision in the future or of such party's right to enforce any other provision of this Agreement, except to the extent expressly provided therein.

(e) Notices; Designation of Licensee's Agent. Any notice or other communication will be effective only if given in writing, personally delivered or sent by facsimile (with a copy of such faxed notice or communication also sent via courier or overnight mail), overnight courier, or mail, postage prepaid to the pertinent address(es) contained on page one of this Agreement (or such other address as any party shall have designated by written notice to all of the other parties hereto), and evidenced by a delivery receipt. Notices directed to Licensor must be given to both Licensor's Agent and Licensor, and will not be effective until received by both Licensor's Agent and Licensor. Any notice will be effective upon the date received by the recipient(s), as evidenced by the delivery receipt(s).

(f) No Assignment. Licensee may not assign, or otherwise transfer by operation of law or otherwise, this Agreement to any entity without the express written consent of Agent/Licensor. Agent/Licensor may assign or otherwise transfer this Agreement without Licensee's consent, not to be unreasonably withheld.

(g) Governing Law; Submission to Jurisdiction and Venue. This Agreement will be construed and enforced in accordance with the laws of the State of New Jersey, U.S.A. The parties agree that the exclusive jurisdiction and venue of any action between the parties arising out of their relationship, including disputes that may arise during or following the Term of this Agreement, shall be in the United States District Court for the State of New Jersey and all parties hereby submit to the exclusive jurisdiction and venue of that court for all purposes relating to such an action.

(h) Relationship of the Parties. Nothing contained in this Agreement and no action taken by any party to this Agreement may be deemed to constitute an agency of any party, to construe any party's employee, agent or representative as an employee, agent or representative of any other party, to create any partnership, joint venture, association or syndicate among or between any of the parties, or to confer on any party any express or implied right, power or authority to enter into any agreement or commitment or to incur any obligation or liability on behalf of any other party.

(i) Attorneys' Fees. In any action or proceeding to enforce any term of this Agreement, the prevailing party shall recover from the other party all reasonable attorneys' fees, expert witness fees and other costs and expenses incurred by the prevailing party in connection with such action or proceeding.

(j) Confidentiality. The terms and conditions of this Agreement are confidential and may not be disclosed by either party or by any sub-licensee to any third party other than their professional advisors who have expressly agreed to maintain this confidentiality obligation, or except as otherwise required by law.

IN WITNESS WHEREOF, the parties have agreed to the terms of this license contained above and intend to be bound hereby, and therefore duly execute this agreement via original signature set forth below.

Licensee

By: [signature]

(Signature)

Leonard Tucker

(Name)

President

(Title) 6-13-2011

(Date)

Teresa Giudice, Llc

By: [signature]

(Signature)

Teresa Giudice

(Name)

President

(Title)

6/15/11

(Date)

CBL, LLc

By: [signature]

(Signature)

Brett Freeman

(Name)

President

(Title)

6/15/11

(Date)

Exhibit A

Celebrity Brand Licensing Deal Memo Proposal
Pearlbrite non-exclusive agreement - Teresa Giudice trademark "TG"

Licensee Company name, address:	Pearlbrite Concepts, Inc. 7100 West Camino Real Suite 302 -2 Boca Raton, FL 33433
Licensee Contact and contact info:	Leonard Tucker, President (email) lenny@pearlbritepro.com (p) 561-300- 4023 (f) 305-359-5116
Licensed Articles:	non dental cosmetic teeth whitening
License Territory:	US and Canada
License Term:	Number of years: 3 beginning July 1, 2011
Advance against Royalties:	$12,500 and 125,000 shares of Delta Entertainment Group, Inc. common stock to be issued as follows: Teresa Giudice: 87,500; Celebrity Brand Licensing: 37,500
Guaranteed Royalties:	Year 1: $25,000 (Inclusive of advance, per the above) Year 2: 50,000 Year 3: 75,000 Total $150,000
Royalty percent:	8% on all net sales (as defined in the accompanying agreement) in excess of $250,000 each year
Marketing Date:	July 1, 2011
Channels of Distribution:	Food and Drug Mass volume retailers, Spa's, Hair Salons, Dental offices, Business Opportunities, Wedding Planners, Make-up Artists, In home parties, Photographers, Modeling Agencies, Trade Shows, Health Clubs, Medical Facilities, Shopping Malls, Internet, infomercials, etc...
Renewal performance	If royalties in excess of $250,000 are earned and paid over the three year term automatic renewal at $75,000 per year for additional three years
Additional Terms	Teresa may (at her convenience and at Pearlbrite's request) appear up to 6 days for service during each Contract Year. All such meetings shall be wholly subject to TG's reasonable availability. If TG is unable or not fully available to meet this obligation it will not be considered a breach of this agreement. These days may be allocated by Peralbrite for the following services: (i) a total of two (2) "production days" of up to eight (8) hours each solely in connection with the advertising, promotion and sale of PearlBrite. "Production Days" are defined as appearances for the purpose of shooting photos for posters, brochures, in-store displays, website and/or any and all such other forms of print advertising and promotional materials as PearlBrite may reasonably determine and photo or production sessions related to video productions, television commercials,

	informercials and/or other advertising (ii) Personal appearances of up to two (2) hours (each such appearance to be referred to as an "Event Day") at gatherings hosted by PearlBrite solely to promote PearlBrite to be held in the continental United States, which shall not involve a public and/or private autograph or like signing session. If this requires substantial travel time each will count as one day (iii) Radio, television and press interviews solely to promote PearlBrite, which is to last no longer than five (5) minutes each however if this requires substantial travel time each will count as one day (iv) During the Term of this Contract, personally autograph up to eighty (80) items (which shall be provided by PearlBrite) per Contract Year (at mutually agreed upon times and dates and subject to Teresa's other commitments), as requested by PearlBrite. Such items may be used by PearlBrite for internal corporate or local market publicity purposes, as charitable donations, or for promotional purposes such as prizes, premiums or giveaways, but shall not be offered for sale to consumers or barter or like purposes. Each session will count as one day (v) After the execution of this Contract, subject to Teresa's reasonable availability, Teresa shall be available (where she is then currently situated) for a one-half (1/2) hour interview with PearlBrite personnel for internal strategy purposes or via telephone conference. (vi) During each Contract Year a total of two (2) trade show appearances of up to two (2) hours solely to promote PearlBrite (each such appearance to be referred to as "Trade Show Days"). however if this requires substantial travel time each will count as one day (vii) During each Contract Year a total of three (3) corporate appearances of up to two (2) hours solely to promote PearlBrite (each such appearance to be referred to as "Corporate Days") however if this requires substantial travel time each will count as one day **ALL EXPENSES INCLUDING AIRFARE, FIRST CLASS HOTEL ACCOMODATIONS, MEALS, APPROPRIATE HAIR AND MAKEUP AND LIMO SERVICES TO AND FROM AIRPORTS BEGINNING AT TG'S PLACE OF RESIDENCE, WHEREEVER THAT MAYBE.** **ALL OF THE ABOVE SUBJECT TO TG'S SHOOTING SCHEDULE COMMITMENTS TO BRAVO**

Agreed:
Licensee: ______________
Title: President

Agent ______________
Title: ______________

Date: 6-13-2011 Date:________

This License Agreement Term Sheet (i) shall be construed according to its fair meaning and not strictly for or against either party and (ii) does not, and is not intended to, impose any binding obligations on the parties but merely reflect a mutual understanding of an initial proposal.

EXHIBIT B – CODE OF CONDUCT FOR MANUFACTURERS AND DISTRIBUTORS

At Teresa Giudice, LLC and CBL, we are committed to: a standard of excellence in every aspect of our business and in every corner of the world; ethical and responsible conduct in all of our operations; respect for the rights of all individuals; and respect for the environment.

We expect these same commitments to be shared by all manufacturers and/or distributors (hereinafter collectively "manufacturers") of Fabulicious merchandise. *At a minimum,* we require that all manufacturers of Fabulicious merchandise meet the following standards:

Child Labor	Manufacturers will not use child labor. The term "child" refers to a person younger than 15 (or 14 where local law allows) or, if higher, the local legal minimum age for employment or the age for completing compulsory education. Manufacturers employing young persons who do not fall within the definition of "children" will also comply with any laws and regulations applicable to such persons.
Involuntary Labor	Manufacturers will not use any forced or involuntary labor, whether prison, bonded, indentured or otherwise.
Coercion and Harassment	Manufacturers will treat each employee with dignity and respect, and will not use corporal punishment, threats of violence or other forms of physical, sexual, psychological or verbal harassment or abuse.
Nondiscrimination	Manufacturers will not discriminate in hiring and employment practices, including salary, benefits, advancement, discipline, termination or retirement, on the basis of race, religion, age, nationality, social or ethnic origin, sexual orientation, gender, political opinion or disability.

Association	Manufacturers will respect the rights of employees to associate, organize and bargain collectively in a lawful and peaceful manner, without penalty or interference.
Health and Safety	Manufacturers will provide employees with a safe and healthy workplace in compliance with all applicable laws and regulations ensuring reasonable access to potable water and sanitary facilities, fire safety, and adequate lighting and ventilation. Manufacturers will also ensure that the same standards of health and safety are applied in any housing that they provide for employees.
Compensation	We expect manufacturers to recognize that wages are essential to meeting employees' basic needs. Manufacturers will, at a minimum, comply with all applicable wage and hour laws and regulations, including those relating to minimum wages, overtime, maximum hours, piece rates and other elements of compensation, and provide legally mandated benefits. If local laws do not provide for overtime pay, manufacturers will pay at least regular wages for overtime work. Except in extraordinary business circumstances, manufacturers will not require employees to work more than the lesser of (a) 48 hours per week and 12 hours overtime or (b) the limits on regular and overtime hours allowed by local law or, where local law does not limit the hours of work, the regular work week in such country plus 12 hours overtime. In addition, except in extraordinary business circumstances, employees will be entitled to at least one day off in every seven-day period.
Protection of the Environment	Manufacturers will comply with all applicable environmental laws and regulations.
Other Laws and Industry Standards	Manufacturers will comply with all applicable laws and regulations, including those pertaining to the manufacture, pricing, sale and distribution of merchandise. All references to "applicable laws and regulations" in this Code of Conduct include local and national codes, rules and regulations as well as applicable treatises and voluntary industry standards. Where local industry standards are higher than applicable legal requirements, we expect manufacturers to meet the higher standards.
Subcontracting	Manufacturers will not use subcontractors for the manufacture of merchandise or components thereof without CBL's express written consent, and only after the subcontractor has entered into a written commitment with CBL to comply with this Code of Conduct.

Monitoring and Compliance	Manufacturers will authorize and its designated agents (including third parties) to engage in monitoring activities to confirm compliance with this Code of Conduct, including unannounced on site inspections of manufacturing facilities and employer-provided housing; reviews of books and records relating to employment matters; and private interviews with employees. Manufacturers will maintain on site all documentation that may be needed to demonstrate compliance with this Code of Conduct.
Publication	Manufacturers will take appropriate steps to ensure that the provisions of this Code of Conduct are communicated to employees, including the prominent posting of a copy of this Code of Conduct, in the local language and in a place readily accessible to all employees, at all times.